EXHIBIT 5.2


             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]







                                                                 FILE NUMBER
                                                                    870451



                                    July 30, 1999

Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458

                  Re:      Registration Statement on Form S-11
                          (Registration No. 333-69703)

Ladies and Gentlemen:

         We have acted as Maryland counsel for Senior Housing Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 14,000,000 common shares (the "Shares") of beneficial interest, $.01 par value per share, of the Company ("Common Shares") to be distributed (the "Distribution") by HRPT Properties Trust, a Maryland real estate investment trust and, immediately prior to the effective time of the Distribution, the sole shareholder of the Company ("HRPT"), to holders of common shares of beneficial interest, $.01 par value per share, of HRPT, covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):


         1. The Registration Statement in the form in which it was transmitted by the Company to the Commission under the 1933 Act;

         2. The Declaration of Trust of the Company (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

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Senior Housing Properties Trust
July 30, 1999
Page 2


         3. The form of Amended and Restated Declaration of Trust to be filed by the Company with the SDAT prior to the Distribution (the "Amended and Restated Declaration of Trust");

         4. The Bylaws of the Company, certified as of the date hereof by its Secretary;

         5. The form of Amended Bylaws to be adopted by the Company prior to the Distribution;

         6. A certificate as of a recent date of the SDAT as to the good standing of the Company;

         7. Resolutions adopted by the Board of Trustees of the Company relating to the authorization of the issuance of the Shares to HRPT, certified as of the date hereof by the Secretary of the Company;

         8. The form of certificate evidencing the Common Shares, certified as of the date hereof by the Secretary of the Company;

         9. A certificate executed by the Secretary of the Company, dated as of the date hereof; and

         10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

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Senior Housing Properties Trust
July 30, 1999
Page 3


         4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All factual statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. The Shares will not be transferred in violation of any restriction or limitation contained in the Amended and Restated Declaration of Trust.

         6. The form and content of the Amended and Restated Declaration of Trust, as accepted for record by the SDAT, and the form and content of the Amended Bylaws, as adopted by the Board of Trustees of the Company, will not differ in any respect relevant to this opinion from the form and content of either of such documents reviewed by us in connection with this opinion.

         The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, as of the date hereof:

         1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial



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Senior Housing Properties Trust
July 30, 1999
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decisions  which may permit the  introduction  of parol  evidence  to modify the terms or the interpretation of agreements. The opinion expressed in this letter is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change any opinion expressed herein after the date hereof.

         This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                  Very truly yours,



                                   /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP